Exhibit 5.1

Linklaters LLP World Trade Centre Amsterdam Zuidplein 180 1077 XV Amsterdam Telephone (31 20) 799 6200 Facsimile (31 20) 799 6300

To:

ING Groep N.V.

Bijlmerplein 888

1102 MG Amsterdam

The Netherlands

29 March 2017

Dear Sirs

ING Groep N.V. (the “Company”) – SEC Registration of U.S.$1,500,000,000 3.150% Fixed Rate Senior Notes due 2022, U.S.$1,500,000,000 3.950% Fixed Rate Senior Notes due 2027 and U.S.$1,000,000,000 Floating Rate Senior Notes due 2022 (collectively, the “Notes”)

1	We have acted as Dutch legal advisers to the Company in connection with the registration (the “Registration”) by the Company under the United States Securities Act of 1933 (as amended) (the “Securities Act”) of the Notes. We have taken instructions solely from the Company.

2	This opinion is limited to Dutch law as applied by the Dutch courts and published in print and in effect on the date of this opinion, excluding tax law, the laws of the European Union (insofar as not implemented or incorporated in Dutch law), market abuse and competition (including state aid) and procurement laws. This opinion is given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in Dutch law after the date of this opinion. It is given in accordance with customary Dutch legal practice and on the basis that it and all matters relating to it will be governed by and construed in accordance with Dutch law. In this opinion, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The Dutch concepts concerned may not be identical to the concepts described by the English terms as they may exist or be interpreted under the laws of jurisdictions other than the Netherlands.

3	For the purpose of this opinion we have examined the documents listed and, where appropriate, defined (together with certain other terms used herein) in the Schedule to this letter. Our examination has been limited to the text of the documents. In addition we have obtained the following confirmations given by telephone or otherwise on the date of this opinion:

3.1	Confirmation from the Chamber of Commerce that the Trade Register Extract is up to date in all respects material for this opinion.

3.2	Confirmation from the insolvency office (afdeling insolventie) of the competent court in Amsterdam and the central insolvency register (centraal insolventieregister) that the Company is not registered as having been declared bankrupt (failliet verklaard) or granted suspension of payments (surseance verleend).

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is a law firm authorised and regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ, England or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers. Linklaters LLP is also registered with the Dutch Trade Register of the Chamber of Commerce under number 34367130.

Please refer to www.linklaters.com/regulation for important information on our regulatory position.

4	We have assumed the following:

4.1	All copy documents conform to the originals and all originals are genuine and complete.

4.2	Each signature is the genuine signature of the individual concerned.

4.3	All documents were at their date, and have through the date hereof remained, accurate, complete and in full force and effect without modification, and have been or will have been executed in the same form as examined by us for the purposes of this opinion and, in the case of the Notes, authenticated, effectuated (where required), issued, accepted and paid for in compliance with the Indenture. All confirmations referred to in paragraph 3 are true.

4.4	The Company has not (i) had its assets placed under administration (onder bewind gesteld), (ii) been dissolved (ontbonden), merged (gefuseerd) or split up (gesplitst) or (iii) been subjected to emergency measures (noodregeling) or any prevention, intervention and resolution measure or been the subject of any event (gebeurtenis) (including preparation of a transfer plan) under the Financial Supervision Act (Wet op het financieel toezicht) or Regulation (EU) No. 86/2014 (the Single Resolution Mechanism Regulation) (collectively, “Measures”) or to any one of the insolvency and winding-up proceedings listed in Annex A or Annex B to the Council Regulation EC No. 1346/2000 of 29 May 2000 on Insolvency Proceedings (“Insolvency Proceedings”, including, inter alia, bankruptcy (faillissement)).

4.5	The entry into and performance of the Indenture and the transactions contemplated thereby, including the issue of Notes, are conducive to the corporate objects and in the interest of the Company.

4.6	Minutes or extracts therefrom referred to in the Schedule are a true record of proceedings in duly convened, constituted and quorate meetings described therein and the resolutions set out in those minutes have been validly passed, all resolutions comply with the requirements of reasonableness and fairness (redelijkheid en billijkheid) under Dutch law, and any conditions and limitations contained therein have been or will have been complied with, including that the issue and listing of the Securities falls within the resolution of the executive board of the Company as described in the EB Extract and the limits described therein and within the resolution of the supervisory board of the Company as described in the SB Extract and in the Confirmation.

4.7	No advice is required from any works council under the Works Councils Act (Wet op de ondernemingsraden) in connection with the Company’s entry into and performance of the Indenture and issue and performance of the Notes.

4.8	The Indenture has been, and any powers of attorney and the Notes have been or will have been, signed on behalf of the Company by such number of members of its management board as required under its articles of association in office at the time of signing or, in the case of the Indenture, by a person or persons duly authorised to do so under a valid power of attorney, if in facsimile with the approval of the signatory.

4.9	No member of the Company’s management board or supervisory board has a conflict of interest (tegenstrijdig belang) with respect to the Indenture (or the transactions contemplated thereby) or the issue of the Notes.

4.10	All documents and their entry into and performance are within the capacity and powers (corporate and otherwise) of, and have been or will have been validly authorised, entered into and duly performed by, each party thereto other than the Company.

4.11	All documents (including the Notes), including any governing law and submission to jurisdiction provisions contained therein, are valid, binding and enforceable on each party (including the Company) under the law to which they are expressed to be subject where that is not Dutch law, and under any applicable law other than Dutch law. Words and phrases used in those documents have the same meaning and effect as they would if those documents were governed by Dutch law.

4.12	Insofar as any obligation of the Company under the Indenture or the Notes falls to be performed in, or is otherwise affected by the laws of, any jurisdiction other than the Netherlands, its performance would not be illegal or ineffective under the laws of that jurisdiction.

4.13	There are no provisions of any law, other than Dutch law, which may apply to the Notes or the Indenture (or the transactions contemplated thereby) or to any power of attorney issued by the Company, which would affect this opinion.

4.14	The Company does not and will not come to qualify as a bank within the meaning of the Financial Supervision Act.

5	In our opinion:

5.1	The Company has been incorporated and is existing as a limited liability company (naamloze vennootschap) under Dutch law.

5.2	The Company has the corporate power to issue and perform the Notes.

5.3	The Company has taken all necessary corporate action to authorise the issue of the Notes.

5.4	Under Dutch law and in accordance with and subject to Regulation (EC) No 593/2008 on the law applicable to contractual obligations (the “Rome I Regulation”), the choice of New York law as the governing law of the Indenture and the Notes (with the exception of Section 5.06(c) of the Indenture, the “Dutch Law Provision”) is recognised as a valid choice of law, and accordingly New York law governs the validity, binding effect and enforceability of the Indenture and the Notes (with the exception of the Dutch Law Provision) against the Company.

5.5	Under Dutch law and in accordance with and subject to the Rome I Regulation, the choice of Dutch law as the governing law of the Dutch Law Provision is recognised as a valid choice of law, and under Dutch law the Dutch Law Provision is valid, binding and enforceable.

6	This opinion is subject to any matters not disclosed to us and to the following qualifications:

6.1	The term “enforceable” as used above, or any other reference by whatever term to enforcement, means that the obligations assumed by the relevant party under the relevant document are of a type which the Dutch courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. We do not express any opinion as to whether specific performance or injunctive relief would be available.

6.2	This opinion is limited by, and therefore we do not express any opinion or statement as to the consequences of, any Insolvency Proceeding, Measure, resolution, insolvency, liquidation (ontbinding en vereffening), reorganisation, fraudulent conveyance (Actio Pauliana) and other laws relating to or affecting the rights of creditors, and any sanctions and measures implemented or effective in the Netherlands under the Sanctions Act 1977 (Sanctiewet 1977) or European Union regulations or otherwise by international sanctions.

6.3	Under Dutch law, a power of attorney does not preclude the principal from performing the legal acts covered by the power of attorney and can be made irrevocable only insofar as it is granted for the purpose of performing a legal act in the interest of the attorney or a third party and subject to any amendments made or limitations imposed by the court on serious grounds (gewichtige redenen). Each power of attorney (volmacht) or mandate (lastgeving), whether or not irrevocable, granted by a company, will terminate by force of law and without notice, upon bankruptcy of the company or the death of or termination by the attorney or the attorney being placed under guardianship or the attorney being disqualified as a director of the company, and will cease to have effect upon the company having been granted a suspension of payments or subjected to Measures. This qualification would also apply to the extent that the appointment of a process agent or other agent were to be deemed to constitute a power of attorney or a mandate.

6.4	Under Dutch law, when applying Dutch law as the law governing the Dutch Law Provision, effect may be given to the overriding mandatory provisions of the law of the country where the obligations arising out of the Dutch Law Provision have to be or have been performed, in so far as those provisions render the performance of the Dutch Law Provision unlawful, and regard shall be had to the law of the country in which performance takes place in relation to the manner of performance and the steps to be taken in the event of defective performance.

6.5	A provision of an agreement which stipulates that certain documents or determinations are conclusive, final or binding may not be enforceable in all circumstances.

6.6	A provision in an agreement requiring, forbidding or restricting a company to take any action that falls within the powers of its general meeting, or similar corporate body, may not be enforceable.

6.7	We do not express any opinion as to any “deemed” action or absence thereof.

6.8	The rights and obligations of parties under the Dutch Law Provision may be affected by general rules of Dutch law such as (i) the principles of reasonableness and fairness (redelijkheid en billijkheid) and modification on grounds of unforeseen circumstances (onvoorziene omstandigheden), (ii) avoidance on grounds of intimidation (bedreiging), deceit (bedrog) or abuse of circumstances (misbruik van omstandigheden) and (iii) force majeure (niet-toerekenbare tekortkoming of overmacht), the right to suspend performance (opschortingsrecht) or dissolve (ontbinding) a contract if the other party is in default in respect of its obligations, the right to set off (verrekening) and the right to avoid a contract on grounds of mistake (dwaling).

6.9	To the extent Dutch law applies, an indemnity will not be enforceable if the damage, loss, cost, liability or expense against which a person or legal entity is indemnified is a result of wilful misconduct or gross negligence of such person or entity or if such person or entity did not act in good faith.

6.10	Under Dutch law any term of an agreement may be amended orally or by conduct by the parties despite any provision in the agreement to the contrary.

6.11	Under Dutch law any provision of an agreement on partial nullity may not be effective if the remaining provisions of the agreement, having regard to the contents and intent of the agreement, are indissolubly connected to the part that is or has become null and void.

6.12	Dutch law does not know the concept of trust as this is known under common law, nor the concept of suspense account, and we do not express any opinion in respect thereof. Any provision pursuant to which moneys or goods are to be held in trust by one party for another party or are to be segregated from the other assets of the party concerned (or provisions having a similar intended effect) may not be enforceable in the Netherlands.

6.13	To the extent Dutch law applies, any provision to the effect that no holder of a Note shall have any right to institute any action or proceeding, judicial or otherwise, with respect to the Notes or the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, may not be enforceable in all circumstances.

6.14	To the extent Dutch law applies, any provision to the effect that in any proceedings initiated by the Trustee, the Trustee shall be held to represent all holders of the Notes to which such proceedings relate, and that it shall not be necessary to make any holders of Notes party to such proceedings, may not be enforceable in all circumstances.

6.15	The enforcement in the Netherlands of the Indenture, the Notes and foreign judgments will be subject to Dutch rules of civil procedure. A Dutch court may mitigate amounts due in respect of litigation and collection costs.

6.16	A Dutch court may decline jurisdiction if concurrent proceedings are being brought elsewhere. We express no opinion on competing judgments resulting from any concurrent proceedings.

6.17	Claims may become barred by limitation periods or may be or become subject to set-off or counterclaim.

6.18	The admissibility of a choice of jurisdiction (such as for courts in the United States) and the procedural consequences of such choice are determined by the laws of the chosen jurisdiction.

6.19	In proceedings before a court of the Netherlands the service of process against the Company other than by personal delivery by a bailiff of the courts of the Netherlands (gerechtsdeurwaarder) and in accordance with the applicable treaties will not be considered by the court to constitute valid service of process, notwithstanding any provision to the contrary in the Indenture. It is further noted that there is no Dutch authoritative case law on recognition of a foreign decision in the Netherlands (either within or outside Regulation (EU) No. 1215/2012 of 12 December 2012 on Jurisdiction and the Recognition and Enforcement of Judgments in Civil and Commercial Matters) in the case that service of process has only been performed at the domicile of a process agent and not at the domicile of the defendant. In such case there is a risk that the Dutch court, if the defendant failed to appear in the foreign court, will decide that no proper service of process has taken place, and deny recognition of the foreign decision in the Netherlands.

6.20	To the extent that Dutch law applies to the transfer of title to a Note, this requires delivery (levering) pursuant to a valid agreement (geldige titel) by a transferor who has power to pass on title to the relevant Note (beschikkingsbevoegdheid).

6.21	To the extent that Dutch law is applicable to the Notes or any transfer thereof, any provision to the effect that the holder of a Note may be treated as the absolute owner thereof or solely entitled thereto may not be enforceable in all circumstances.

6.22	We do not express any opinion as to any co-ownership interest in, or transfer of, any Note.

6.23	To the extent that the provisions of the Indenture or the Notes are general conditions (algemene voorwaarden) within the meaning of Section 6:231 of the Dutch Civil Code, a Noteholder may nullify (vernietigen) a provision therein if (i) the Company has not offered the holder of the Note a reasonable opportunity to examine the same or (ii) the provision, having regard to all relevant circumstances, is unreasonably onerous (onredelijk bezwarend) to the holder of the Note.

6.24	We do not express any opinion as to the capital adequacy or other regulatory or resolution treatment of the Notes.

6.25	It should be understood that we have not been responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statements of belief or opinion contained in the Prospectus or the Prospectus Supplement, or that no material facts have been omitted from it.

6.26	The Trade Register Extract and the confirmations referred to in paragraph 3 do not provide conclusive evidence that the information set out in the Trade Register Extract is correct or that the Company has not become the subject of an Insolvency Proceeding or Measure.

6.27	We do not express any opinion as to facts.

7	This opinion is addressed to you solely for your benefit in connection with the Registration. It is not to be transmitted to anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement and to the reference to us made under the heading “Validity of Notes” in the Prospectus Supplement. In giving this consent we do not admit that we are within the category of persons whose consent is required within Section 7 of the Securities Act or the rules and regulations of the United States Securities and Exchange Commission thereunder.

Yours faithfully

/s/ Linklaters LLP

Linklaters LLP

Schedule

1	An electronic certified copy of an extract from the trade register obtained from the chamber of commerce (the “Chamber of Commerce”) regarding the Company dated 28 March 2017 (the “Trade Register Extract”).

2	A faxed copy of a notarial copy of the Company’s deed of incorporation and of its articles of association as most recently amended on 26 July 2016, both as obtained from and according to the Chamber of Commerce.

3	A print-out of an electronic copy of an extract dated 10 February 2017 from the minutes of a meeting of the executive board of the Company held on 23 January 2017 referring to resolutions adopted by the Company’s executive board in such meeting including the submission thereof to the supervisory board for approval (the “EB Extract”); of a confirmation via e-mail of 10 February 2017 (the “Confirmation”) from the Head of Corporate Secretariat within the Corporate Legal Department of the Company confirming approval by the supervisory board of the capital management related proposals made by the executive board; and of an extract dated 24 March 2017 from the minutes of a meeting of the supervisory board held on 1 February 2017 referring to resolutions adopted by the supervisory board in such meeting (the “SB Extract”).

4	A print-out of an electronic copy of a prospectus (the “Prospectus”) dated 21 March 2017 in relation to, inter alia, debt securities, as filed with the United States Securities and Exchange Commission (the “SEC”), but excluding any documents incorporated by reference in it and any exhibits to it.

5	A print-out of an electronic copy of the prospectus supplement dated 21 March 2017 of the Company in relation to the Notes (the “Prospectus Supplement”).

6	A print-out of an electronic copy of an executed senior debt securities indenture dated as of 29 March 2017 (the “Original Indenture”) between the Company as issuer and The Bank of New York Mellon London Branch as trustee (the “Trustee”), as supplemented by a first supplemental indenture between the same parties and dated as of the same date (the “Supplemental Indenture” and together with the Original Indenture, the “Indenture”) relating to the Notes, including the terms and conditions of the Notes.

References to “documents” are to any and all documents mentioned in this Schedule including the Notes, unless the context requires otherwise.

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